UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14C

(RULE 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

Check the appropriate box:

☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only
(as permitted by Rule 14c-5(d)(2))

☒	Definitive Information Statement

AMASYS CORPORATION

(Name of Registrant as Specified in Its Charter)

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☐	Fee computed on the table below per Exchange Act Rules 14c-5(g) and 0-11.

	(1)	Title of each class of securities to which transaction applies: N/A
	(2)	Aggregate number of securities to which transaction applies: N/A
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: N/A
	(4)	Proposed maximum aggregate value of transaction: N/A
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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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AMASYS CORPORATION

6462 Little River Turnpike, Suite E,

Alexandria, Virginia 22312

INFORMATION STATEMENT

CONSENT OF STOCKHOLDERS IN LIEU OF SPECIAL MEETING

The purpose of this Information Statement is to notify you that the holders of shares representing a majority of the voting securities of Amasys Corporation, a Delaware corporation (referred to herein as the “Company”, “we”, “us” and “our”), as of December 3, 2012, have given their written consent to resolutions adopted by the Board of Directors (i) to approve a reverse stock split of all the outstanding shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), at an exchange ratio of one for eighty (1:80) (the “Reverse Stock Split”) and an amendment to the Company’s certificate of incorporation to effect the Reverse Stock Split (the “Authorized Share Amendment”), and (ii) to amend the Certificate of Incorporation so as to change the name of the Company from “Amasys Corporation” to “StemGen, Inc.” (the “Corporate Name Change”). This Information Statement is first being mailed to stockholders of the Company on or about January 15, 2013. The Reverse Stock Split and Authorized Share Amendment and the Corporate Name Change will not become effective until at least twenty (20) days after the initial mailing of this Information Statement.

Delaware corporation law permits holders of a majority of the voting power to take stockholder action by written consent. Accordingly, the Company will not hold a meeting of its stockholders to consider or vote upon the Reverse Stock Split and Authorized Share Amendment and the Corporate Name Change as described in this Information Statement.

The principal executive office of the Company is located at 6462 Little River Turnpike, Suite E, Alexandria, Virginia 22312. The telephone number of the principal executive office of the Company is (703) 797-8111.

_________________________________

WE ARE NOT ASKING YOU FOR A PROXY

AND YOU ARE REQUESTED NOT TO SEND US A PROXY

The date of this Information Statement is January 14, 2013.

GENERAL INFORMATION

On December 10, 2012, the Company entered into a non-definitive Letter of Intent (the “LOI”) with StemGen, Inc. , pursuant to which at closing the Company would issue to the Shareholders of StemGen 9,000,000 newly issued shares of common stock (the “Shares”), and any rights attached to the shares as of the date hereof (these Shares will be post a reverse stock split of 1 for 80), of Amasys Corporation for a total Purchase Price of Three Hundred and Twenty-Five Thousand Dollars (USD$325,000.00) which includes transaction fees (the “Purchase Price”) (collectively the “Transaction”). The purchase would close within 180 days after the Company closed a reverse stock split (the “Closing”). After the Closing, the Company’s principal business focus would be developing and commercializing technologies related to regenerative medicine with emphasis on proprietary multipotent adult stem cells.. As a result of the change in business focus, the Company desires to changes its name to StemGen, Inc.

This action is being taken in accordance with the requirements of the Delaware General Corporation Law (“DGCL”). Under Section 228 of the DGCL, any action required or permitted by the DGCL to be taken at an annual or special meeting of stockholders of a Delaware corporation may be taken without a meeting, without prior notice and without a vote, if consents in writing, setting forth the action so taken, are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the approval of the Actions must be given to those stockholders who have not consented in writing to the action and who, if the action had been taken at a meeting, would otherwise have been entitled to notice of the meeting.

On December 3, 2012 (the “Record Date”), holders of shares representing a majority of the voting securities of the Company have given their written consent to resolutions adopted by the Board of Directors (i) to approve a reverse stock split of all the outstanding shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), at an exchange ratio of one for eighty (1:80) (the “Reverse Stock Split”) and an amendment to the Company’s certificate of incorporation to effect the Reverse Stock Split (the “Authorized Share Amendment”), and (ii) to amend the Certificate of Incorporation so as to change the name of the Company from “Amasys Corporation” to “StemGen, Inc.” (the “Corporate Name Change”). Under Delaware corporation law, and as described above, the consent of the holders of a majority of the voting power is effective as stockholders’ approval. We will file a Certificate of Amendment to the Certificate of Incorporation of the Company in order to effect the Reverse Stock Split and the Corporate Name Change, provided, however, that in accordance with the requirements of the Securities Exchange Act of 1934 and Regulation 14C promulgated thereunder, the Reverse Stock Split and the Corporate Name Change will not be filed with the Secretary of State of Delaware or become effective until at least twenty (20) calendar days after the mailing of this Information Statement. On the Record Date, the Company had outstanding 14,669,210 shares of Common Stock. Each share of Common Stock is entitled to one vote.

Accordingly, all of the above Actions have been approved by the holders of a majority of the outstanding shares of our common stock and no further vote or further action of our stockholders is required to approve the Actions. You are hereby being provided with notice of the approval of the Actions by less than unanimous written consent of our stockholders. However, under federal law, these Actions will not be effective until at least 20 days after this Information Statement has first been sent to stockholders. Stockholders do not have any dissenter or appraisal rights in connection with the Actions.

VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding our common stock beneficially owned on the Record Date for (i) each stockholder known to be the beneficial owner of more than 5% of our outstanding common stock, (ii) each executive officer and director, and (iii) all executive officers and directors as a group. In general, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of such security, or the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which the person has the right to acquire beneficial ownership within 60 days, through the exercise of a warrant or stock option, conversion of a convertible security or otherwise. Unless otherwise indicated, each person in the table will have sole voting and investment power with respect to the shares shown. For purposes of this table, shares not outstanding which are subject to issuance on exercises of stock options, that are held by one or more person(s) are deemed to be outstanding for the purpose of computing the percentage(s) of outstanding shares beneficially owned by such person(s) but are not deemed to be outstanding for the purpose of computing the percentage for any other person. The table assumes a total of 14,669,210 shares of our common stock outstanding as of the Record Date.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Class (1)
Tepco Ltd. The Continental Building 25 Church Street, Hamilton HM 12, Bermuda	2,069,080		14.1%
Private Capital Group, LLC Two Grand Central Tower 140 E. 45th Street, Suite 15C New York, NY 10017	2,000,000		13.63%
Chip Brian	2,008,196		13.69%
C.W. Gilluly, Chairman and CEO	6,427,048		43.81%
Robert J. Lynch, Jr., Director	6,245 (2)		*
Thomas E. McMahan, Director	27,043	*
All Directors and Executive Officers as a group (4 persons)	6,460,991		47.27%

* Less than 1%

(1)	Beneficial ownership is direct unless otherwise indicated and includes warrants that are exercisable within 60 days. The percentage of beneficial ownership of all Directors and executive officers as a group is based on the sum of the total number of shares outstanding and all outstanding warrants held by Directors and executive officers that are exercisable within 60 days.
(2)	Includes 245 shares held by Mr. Lynch’s wife.

As a result of the issuance of 9,000,000 shares post effectiveness of the reverse stock split the Buyers as a group, will have voting control of the Company.

REVERSE STOCK SPLIT AND AUTHORIZED SHARE AMENDMENT

Overview

The Board has unanimously approved a reverse stock split of all the outstanding shares of the Company’s Common Stock at an exchange ratio of one for eighty (1:80) (the “Reverse Stock Split”) and an amendment to the Company’s certificate of incorporation to effect the Reverse Stock Split (the “Authorized Share Amendment”). As stated above, the holders of shares representing a majority of the voting securities of the Company have given their written consent to the Reverse Stock Split and Authorized Share Amendment.

Upon effectiveness of the Reverse Stock Split and Authorized Share Amendment, (i) the number of shares of Common Stock issued and outstanding immediately prior thereto will be reduced from 14,669,210 shares to approximately 183,365 shares of Common Stock, and (ii) proportionate adjustments will be made to the per-share exercise price and the number of shares covered by outstanding options and warrants, if any, to buy Common Stock, so that the total prices required to be paid to fully exercise each option and warrant before and after the Reverse Stock Split will be approximately equal. As a result of the Reverse Stock Split and Authorized Share Amendment, there will be enough authorized but unissued Common Stock to permit the Company to complete the contemplated transaction. Except for adjustments that may result from the treatment of fractional shares as described below, each stockholder will beneficially hold the same percentage of Common Stock immediately following the Reverse Stock Split and Authorized Share Amendment as such stockholder held immediately prior to the Reverse Stock Split and Authorized Share Amendment. There are no other shares of preferred stock issued and outstanding as of the Record Date. The Authorized Share Amendment will not change the total number of authorized shares of Common Stock which will remain at 20,000,000 shares of common stock, par value $0.01 per share.

Reasons for the Reverse Stock Split and Authorized Share Amendment

The Board believes that the increased market price of the Common Stock expected as a result of implementing the Reverse Stock Split will improve the marketability and liquidity of the Common Stock and will encourage interest and trading in the Common Stock. Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of the Common Stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. Additionally, the Board believes that lowering the number of issued and outstanding shares allows for the Company to be better structured to receive capital infusions or to acquire a business through equity based transactions. It should be noted that the liquidity of the Common Stock may be adversely affected by the Reverse Stock Split given the reduced number of shares that would be outstanding after the Reverse Stock Split. The Board anticipates, however, that the expected higher market price will reduce, to some extent, the negative effects on the liquidity and marketability of the Common Stock inherent in some of the policies and practices of institutional investors and brokerage houses described above.

This transaction will not be the first step in a series of plans or proposals of a “going private transaction” within the meaning of Rule 13e-3 of the Securities Exchange Act of 1934, as amended.

Based upon the foregoing factors, the Board has determined that the Reverse Stock Split is in the best interests of the Company and its stockholders.

Possible Risks Associated with the Reverse Stock Split and Authorized Share Amendment

There can be no assurance that the total market capitalization of the Common Stock (the aggregate value of all the Company’s Common Stock at the then market price at the current conversion ratio) after the Reverse Stock Split and Authorized Share Amendment will be equal to or greater than the total market capitalization before the Reverse Stock Split and Authorized Share Amendment or that the per share market price of the Company’s Common Stock following the Reverse Stock Split will either equal or exceed the current per share market price.

There can be no assurance that the Reverse Stock Split will increase the market price of our Common Stock or that any increase will be proportional to the reverse-split ratio. Accordingly, the total market capitalization of our Common Stock immediately after the Reverse Stock Split or at any time thereafter could be lower than the total market capitalization before the Reverse Stock Split.

The percentage decline in the market price of our Common Stock after the Reverse Stock Split might be greater than it would have been in the absence of the Reverse Stock Split, and the liquidity of our Common Stock could be adversely affected following such the Reverse Stock Split.

If the Reverse Stock Split is affected, and the market price of our Common Stock declines, the percentage decline may be greater than would occur in the absence of the Reverse Stock Split. The market price of our Common Stock, however, will reflect our performance, as well as other factors unrelated to the number of shares outstanding. Furthermore, the liquidity of our Common Stock could be adversely affected by the reduced number of shares that would be outstanding after the Reverse Stock Split. Reducing the amount of shares available for trading can reduce the shares’ liquidity, although the board of directors expects that this effect would not occur in this particular case.

Any increased per-share stock price resulting from the Reverse Stock Split might not make our shares more attractive to investors, so the Reverse Stock Split might not improve the trading liquidity of our Common Stock.

Although the Board believes that a higher stock price might help generate increased investor interest in our shares, there can be no assurance of such an outcome, so greater trading in our stock, and the increased liquidity in the market for our stock that we hope greater trading will engender, might not materialize.

Effects of the Reverse Stock Split and Authorized Share Amendment

Upon the effectiveness of the Reverse Stock Split and Authorized Share Amendment, each stockholder will beneficially own a reduced number of shares of Common Stock. However, the Reverse Stock Split will affect all of the Company’s stockholders uniformly and will not affect any stockholder’s percentage ownership interests, except to the extent that the Reverse Stock Split results in any of the stockholders owning a fractional share as described below. The number of stockholders of record will also not be affected by the Reverse Stock Split.

Upon effectiveness of the Authorized Share Amendment, the number of authorized shares of Common Stock will remain 20,000,000. Although the number of authorized shares of Common Stock will not change, because the Reverse Stock Split only applies to our issued and outstanding shares of Common Stock, the number of authorized, but unissued, shares of Common Stock will increase after the Reverse Stock Split, as compared to pre-Reverse Stock Split. This may be construed as having an anti-takeover effect by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of the Company’s certificate of incorporation or bylaws. For example, the issuance of a large block of Common Stock could dilute the stock ownership of a person seeking to effect a change in the composition of the Board or contemplating a tender offer or other transaction for the combination of the Company with another company. The Board does not currently contemplate recommending the adoption of any other amendments to our certificate of incorporation that could be construed to reduce or interfere with the ability of third parties to take over or change the control of the Company accept for the Transaction discussed above.

Exchange of Certificate and Elimination of Fractional Share Interests

Upon the effectiveness of the Reverse Stock Split and Authorized Share Amendment, each eighty (80) shares of our Common Stock will automatically be changed into one share of Common Stock. Holders of our Common Stock will not be required to exchange their certificates representing shares of Common Stock held prior to the Reverse Stock Split for new certificates representing shares of Common Stock. Therefore, it is not necessary for you to send us your stock certificates. If, however, a stockholder wishes to exchange such stockholder’s certificates, the stockholder may do so by surrendering its certificate to the Company’s transfer agent with a request for a replacement certificate and the appropriate stock transfer fee.

The Company’s transfer agent is:

American Stock Transfer & Trust Company, LLC

6201 15th Avenue
Brooklyn, NY 11219

Tel: 718.921.8206

Fax: 718.765.8711

The Company will not issue any fractional share interests as a result of the Reverse Stock Split. Instead, all fractional shares will be rounded up, so that a holder of pre-split shares will receive, in lieu of any fraction of a post-split share to which the holder would otherwise be entitled, an entire post-split share. No cash payment will be made to reduce or eliminate any fractional share interest. The result of this “rounding-up” process will increase slightly the holdings of those stockholders who currently hold a number of pre-split shares that would otherwise result in a fractional share after consummating the Reverse Stock Split.

Federal Income Tax Consequences

The following summary of certain material federal income tax consequences of the Reverse Stock Split does not purport to be a complete discussion of all of the possible federal income tax consequences and is included for general information only. Further, it does not address any state, local, foreign or other income tax consequences, nor does it address the tax consequences to stockholders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the United States federal income tax laws as of the date of this Information Statement. Such laws are subject to change retroactively as well as prospectively. This summary also assumes that the shares of Common Stock are held as “capital assets,” as defined in the Internal Revenue Code of 1986, as amended. The tax treatment of a stockholder may vary depending on the facts and circumstances of such stockholder.

EACH STOCKHOLDER IS URGED TO CONSULT WITH SUCH STOCKHOLDER’S TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT.

No gain or loss should be recognized by a stockholder as a result of the Reverse Stock Split; provided, however, any whole shares received in lieu of fractional shares may result in a taxable gain or loss. The aggregate tax basis of the shares received in the Reverse Stock Split will be the same as the stockholder’s aggregate tax basis in the shares exchanged. The stockholder’s holding period for the shares received in the Reverse Stock Split will include the period during which the stockholder held the shares surrendered as a result of the Reverse Stock Split. The Company’s views regarding the tax consequences of the Reverse Stock Split are not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service or the courts would accept the positions expressed above. The state, local and foreign tax consequences of the Reverse Stock Split may vary significantly as to each stockholder, depending on the jurisdiction in which such stockholder resides.

The text of the amendment which we will file to the Certificate of Incorporation is as follows:

That Article Fourth of the Certificate of Incorporation be and it hereby is amended to read in its entirety as follows:

FOURTH: Capital Stock.

A. Authorized. The total number of shares of all classes of stock which the Corporation shall have authority to issue is Twenty-One Million (21,000,000) shares, consisting of Twenty Million (20,000,000) shares of Common Stock, par value of one cent ($.01) per share (the "Common Stock".) and One Million (1,000,000) shares of Preferred Stock, per value of one cent ($.01) per share (the "Preferred Stock"). The powers, preferences and rights, and the qualifications, limitations or restrictions thereof, in respect of the capital stock of the Corporation are set forth below.

Upon the effectiveness of the Certificate of Amendment of the Certificate of Incorporation whereby this Article FOURTH is amended to read as set forth herein (the “Effective Time”), each eighty (80) shares of Common Stock, with a par value of $0.01 per share, of the Corporation issued and outstanding immediately prior to the Effective Time shall thereby and thereupon be combined into and shall constitute and represent one (1) validly issued, fully paid and nonassessable share of Common Stock, with a par value of $0.01 per share, of the Corporation. No scrip or fractional shares will be issued by reason of this amendment. Fractional share interests created as a result of this amendment shall be rounded up to the next whole number of shares by the Corporation.

B. Provisions Relating to Preferred Stock. Shares of Preferred Stock may be issued from time to time in series, and the Board of Directors of the Corporation is hereby authorized, subject to the limitations provided by law, to establish and designate one or more series of the Preferred Stock, to fix the number of shares constituting each series, and to fix the designations, powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of each series and the variations and the relative rights, preferences and limitations as between series, and to increase and to decrease the number of shares constituting each series. The authority of the Board of Directors of the Corporation with respect to each series shall include, but shall not be limited to, the authority to determine the following:

(i) The designation of such series.

(ii) The number of shares initially constituting such series.

(iii) The increase, and the decrease to a number not less than the number of the outstanding shares of such series, of the number of shares constituting such series theretofore fixed.

(iv) The rate or rates, and the conditions upon and the times at which dividends on the shares of such series shall be paid, the preference or relation which such dividend shall bear to the dividends payable on any other class or classes or on any other series of stock of the Corporation, and whether or not such dividends shall be cumulative, and, if such dividends shall be cumulative, the date or dates from and after which they shall accumulate.

(v) Whether or not the shares of such series shall be redeemable, and, if such shares shall be redeemable, the terms and conditions of such redemption, including, but not limited to, the date or dates upon or after which such shares shall be redeemable and the amount per share which shall be payable upon such redemption, which amount may vary under different conditions and at different redemption dates.

(vi) The rights to which the holders of the shares of such series shall be entitled upon the voluntary or involuntary liquidation, dissolution or winding up of, or upon any distribution of the assets of, the Corporation, which rights may be different in the case of a voluntary liquidation, dissolution or winding up than in the case of such an involuntary event.

(vii) Whether or not the shares of such series shall have voting rights, in addition to the voting rights provided by law, and, if such shares shall have such voting rights, the terms and conditions thereof, including, but not limited to, the right of the holders of such shares to vote as a separate class either alone or with the holders of shares of one or more other series of Preferred Stock and the right to have more than one vote per share.

(viii) Whether or not a sinking fund or a purchase fund shall be provided for the redemption or purchase of the shares of such series and, if such a sinking fund or purchase fund shall be provided, the terms and conditions thereof.

(ix) Whether or not the shares of such series shall be convertible unto, or exchangeable for, shares of any other class or classes or any other series of the same or any other class or classes of stock of the Corporation, and, if provision be made for conversion or exchange, the terms and conditions of conversion or exchange, including, but not limited to, any provision for the adjustment of the conversion or exchange rate or the conversion or exchange price.

(x) Any other relative rights, preferences and limitations.

C. Designation of Series A Preferred Stock. One Hundred Ninety Six Thousand (196,000) authorized shares of the Preferred Stock, none of which has been issued, shall be issued in and as a series to be designated as Series A Preferred Stock and shall have the powers, preferences, rights, qualifications and limitations as set forth in this Part C.

1) Voting Rights. Unless otherwise required by the laws of the State of Delaware or as otherwise provided in this Certificate of Incorporation, the holders of the outstanding shares of Series A Preferred Stock shall vote together with all other classes or series of capital stock of the Corporation, as a single class, as to any matter to which stockholders of the Corporation are entitled to vote, with each share of Series A Preferred Stock being entitled to one vote, except that in addition to any other vote which may be required by law or this Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the outstanding shares of Series A Preferred Stock, voting as a separate class, shall be required for a change, amendment or repeal of any provisions of Part C of this Article FOURTH.

2) Dividends. The holders of the Series A Preferred Stock shall be entitled to receive, out of funds of the Corporation legally available therefor, a preferential cumulative cash dividend at the rate of Fifty ($.50) Cents per share per annum, payable in quarterly installments on the last day of March, June, September and December, in each year, commencing 1996, to stockholders of record on a date which is ten days prior to the payment date of each particular dividend. So long as any shares of Series A Preferred Stock are outstanding, no dividend shall be declared or paid or other distribution made on the Common Stock or any other class or series of the Corporation's capital stock ranking as to dividends on a parity with or Junior to the Series A Preferred Stock (other than dividends in shares of Common Stock or each other Junior stock), unless the preferential dividends on the Series A Preferred Stock through the dividend declaration date shall have been paid in full or declared and set aside for payment.

(3) Conversion Rights.

(a) Unless previously called for redemption as provided in Paragraph (4) of this Part C, shares of Series A Preferred Stock may be converted, at any time and from time to time commencing twelve months after June 21, 1996, the effective date of the confirmation of the Plan of Reorganization of Infotechnology, Inc. under Chapter 11 of the Federal Bankruptcy Law (the "Effective Date") and prior to the Corporation giving notice of redemption as hereinafter provided, at the option of the holder thereof, in the manner and upon the terms and conditions hereinafter set forth in this Paragraph (3), into fully paid and non-assessable full shares of Common Stock of the Corporation at the rate (the "Conversion Rate") of ten (10) shares of Common Stock for each one (1) share of Series A Preferred Stock.

(b) In the event of a stock split, stock dividend, reorganization, recapitalization or other event affecting the Common Stock or the Series A Preferred Stock, the Board of Directors of the Corporation shall make an equitable adjustment in the Conversion Rate, if necessary, to reflect such event in order to preserve the foregoing Conversion Rate. In case of any capital reorganization of the Corporation, or any consolidation or merger of the Corporation with or into another corporation, or any sale or conveyance to another corporation of all or substantially all of the property of the Corporation, the holder of each share of Series A Preferred Stock then outstanding shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock of the Corporation into which such share of Series A Preferred Stock might have been converted immediately prior to such reorganization, consolidation, merger, sale or conveyance, and shall have no further conversion rights under these provisions; and any such resulting or surviving corporation shall expressly assume the obligation to deliver, upon the exercise of the conversion privilege, such shares, securities or property as the holders of the Series A Preferred Stock shall be entitled to receive pursuant to the provisions hereof. In case securities or property other than Common Stock shall be issuable or deliverable upon conversion as aforesaid, then all references in this Paragraph (3) to Common Stock shall be deemed to apply, so far as appropriate and as nearly as may be, to such other securities or property.

(c) In order to convert shares of Series A Preferred Stock as provided for in this Paragraph (3), the holder thereof shall surrender at the principal office of the Corporation (or at such other place as the Board of Directors shall have designated for the purpose) the certificate or certificates for such shares of Series A Preferred Stock properly endorsed in blank for transfer or accompanied by a proper instrument of assignment or transfer in blank and bearing any necessary transfer tax stamps thereto affixed and cancelled, together with a written request for conversion in which shall be stated the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. Ten (10) days after receiving the documents specified in the immediately preceding sentence, the Corporation shall deliver at said office to such holder of Series A Preferred Stock or to his nominee or nominees, a certificate or certificates for the number of full shares of Common Stock to which he shall be entitled as aforesaid, together with a cash payment in lieu of any fraction of a share of such Common Stock. No fraction of a share of Common Stock shall be issued upon any conversion but, in lieu thereof, there shall be paid upon such conversion an amount in cash equal to the same fraction of the market price of the Common Stock at the time of conversion. No payment or adjustment for accumulated dividends on any shares of Common Stock that shall be issuable upon conversion of Series A Preferred Stock shall be made. Shares of Series A Preferred Stock shall be deemed to be converted and the person or persons in whose name or names any certificate or certificates representing shares of Common Stock shall be issuable upon such conversion shall be deemed to have become a holder or holders of record of such shares of Common Stock at the close of business on the date which is ten (10) days after the certificate(s) representing shares of Series A Preferred Stock has been duly surrendered to the Corporation for conversion as provided in this Sub-Paragraph (c).

(d) All shares of Series A Preferred Stock which shall have been converted as provided in this Paragraph (3) shall no longer be deemed to be outstanding and all rights with respect to such shares shall forthwith cease and terminate except for the right of the holders thereof to receive full shares of Common Stock, together with a cash payment in lieu of any fraction of a share of such Common Stock.

(e) The Corporation shall at all times reserve and keep available out of its authorized but unused Common Stock, solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock, the full number of shares of Common Stock from time to time issuable upon conversion of all shares of Series A Preferred Stock then outstanding.

(4) Redemption.

(a) At any time (I) either (A) commencing twelve months after the Effective Date or (B) within twelve months from the Effective Date if all dividends that otherwise would be due and payable on the Series A Preferred Stock pursuant to Paragraph (2) of this Part C to the day on which the redemption is to be effected (the "Redemption Date") have been paid in full, and (II) assuming the Payment in full of notes in the initial principal amounts of $300,000 and $1,200,000 issued by the Corporation to the Pension Benefit Guaranty Corporation (the "PBGC"), the Board of Directors may elect to redeem all, and not less than all, the shares of Series A Preferred Stock then outstanding, at a per share price (the "Redemption Price") equal to the greater of (X) Ten Dollars and Fifty Cents ($10.50), together with all per share accrued but unpaid dividends on the Series A Preferred Stock to and including the Redemption Date, or (Y) the sum of (I) the product of (a) the then Conversion Rate and (b) 105% of the "market value" (as defined in the next succeeding sentences) of the Common Stock, plus (II) all per share accrued but unpaid dividends on the Series A Preferred Stock to and including the Redemption Date. "Market Value" shall be the average of the high bid prices for the Common Stock in the over-the-counter market as reported in The Wall Street Journal (or if not so reported, as reported by the National Quotation Bureau, Inc.) for the five trading days immediately preceding the day (the "Call Day") that the redemption notice (as described below) is first sent by the Corporation (provided that there are bids and trading on each of such five trading days). In the event that there are no bids or trading on any of the five trading days immediately preceding the Call Day and the Corporation desires to call the Series A Preferred Stock, then the Corporation shall select an independent appraiser who is agreeable to the PBGC (which agreement shall not be unreasonably withheld) to determine the market value of the shares of Series A Preferred Stock subject to the redemption. The aggregate market value of the shares of Series A Preferred Stock being redeemed shall be reduced by an amount equal to 50% of the cost of the appraiser.

(b) Notice of the intention of the Corporation to redeem the Series A Preferred Stock, the Redemption Date and the place for redemption shall be mailed by postage prepaid certified or registered mail, return receipt requested, at least twenty (20) and not more than thirty (30) days prior to the Redemption Date to each holder of record of Series A Preferred Stock at his last known address as shown by the records of the Corporation, but no failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for such redemption except as to the holder to whom the Corporation failed to mail such notice or whose notice was defective.

(c) After the Call Day the holder shall not have the right to convert his shares of Series A Preferred Stock subject to such redemption in accordance with Paragraph (3) of this Part (C), provided that the right of conversion shall be reinstituted as to such shares should the Corporation rescind the redemption or default in effecting the redemption.

(d) On and after the Redemption Date designated in the notice of the redemption, each holder of Series A Preferred Stock, upon surrender to the Corporation at the place designated in such notice, of the certificate or certificates for such shares shall be entitled to receive payment of the Redemption Price in cash. If such notice of redemption shall have been duly given, and if on or before the Redemption Date funds necessary for the redemption of the shares of Series A Preferred Stock shall have been set aside by the Corporation so as to be and continue to be available therefor, then notwithstanding that any certificate representing shares of Series A Preferred Stock shall not have been surrendered, the dividends thereon shall cease to accrue from and after the Redemption Date and all rights with respect to such shares shall forthwith after such Redemption Date cease, except only the right of the holder to receive the Redemption Price without interest.

(5) Liquidation and Dissolution. In case of liquidation, dissolution or other winding up of the Corporation, whether voluntary or involuntary, the holders of Series A Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders the sum of Ten Dollars ($10.00) per share, together with all accrued but unpaid dividends thereon, with such payments to be made prior to payment or distribution to the holders of any class of Common Stock or any other class or series of the Corporation's capital stock ranking junior to the Series A Preferred Stock on liquidation, dissolution or other winding up. Such payment shall be made pari passu to the holders of any other series of Preferred Stock ranking on a parity (the "Parity Stock") with the Series A Preferred Stock with respect to payment on liquidation, dissolution or other winding up of the Corporation. The Series A Preferred Stock shall not be entitled to any further share in the assets of the Corporation. If the assets of the Corporation available for distribution to its stockholders shall be insufficient to permit payment in full to the holders of the Series A Preferred Stock and the holders, if any, of Parity Stock of the sums which all such holders are entitled to receive, then all of the assets available for distribution to the stockholders shall be distributed among and paid to the holders of the Series A Preferred Stock and such other holders of Parity Stock ratably in proportion to the respective amounts that would be payable per share if such assets were sufficient to permit payment in full.

The consolidation or merger of the Corporation with any other corporation or corporation, shall not be deemed a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this Paragraph (5).

(6) No Preemptive Rights. No holder of any shares of Series A Preferred Stock shall have any preemptive right to subscribe to any issue of the same or any other stock of the Corporation.

D. Provisions Relating to Common Stock. Subject to the preferential rights applicable to shares of the Preferred Stock, as determined by the Board of Directors of the Corporation pursuant to the provisions of Parts B and C of this Article FOURTH, the Common Stock shall have the powers, preferences, rights, qualifications and limitations as set forth in this Part D.

(1) Voting Rights. Except as otherwise determined by the Board of Directors of the Corporation pursuant to the provisions of Parts B and C of this Article FOURTH the holders of shares of the Common Stock shall be entitled to vote on all matters at all meetings of the stockholders of the Corporation and shall be entitled to one vote for each share of the Common Stock entitled to vote at such meeting voting together with the holders of the Preferred Stock who are entitled to vote and not as a separate class.

(2) Liquidation and Dissolution. Subject to the preferential liquidation rights and except as determined by the Board of Directors of the Corporation pursuant to the provisions of Parts B and C of this Article FOURTH in the event of any voluntary or involuntary liquidation, dissolution or winding up of or any distribution of the assets of the Corporation the holders of shares of the Common Stock shall be entitled to receive all of the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares of the Common Stock held by them.

AMENDMENT OF THE CERTIFICATE OF INCORPORATION

TO CHANGE THE NAME OF THE COMPANY

The Board of Directors of the Company has adopted a resolution to change the name of the corporation from “Amasys Corporation” to “StemGen, Inc.” (the “Corporate Name Change”). As stated above, the holders of shares representing a majority of the voting securities of the Company have given their written consent to the Corporate Name Change.

The Corporate Name Change has been approved because the new name better represents the Company’s shift in business focus that would result from the completion of the contemplated Transaction with the Buyer. StemGen is engaged in the business of developing and commercializing technologies related to regenerative medicine, with emphasis on proprietary multipotent adult stem cells. With the name “Amasys Corporation”, there is no relationship to the Company’s new business emphasis. The name “StemGen, Inc.” should allow the Company to develop an identity in the marketplace with its current new business.

The text of the amendment which we will file to the Certificate of Incorporation is as follows:

That Article First of the Certificate of Incorporation be and it hereby is amended to read in its entirety as follows:

FIRST: The name of the Corporation (hereinafter called the “Corporation”) shall be StemGen, Inc.

Certificates for the Company’s Common Stock that recite the name “Amasys Corporation” will continue to represent shares in the Company after the Corporate Name Change has become effective. If, however, a stockholder wishes to acquire a certificate reciting the name “StemGen, Inc.” after the effectiveness of the Corporate Name Change, the stockholder may do so by surrendering its certificate to the Company’s transfer agent with a request for a replacement certificate and the appropriate stock transfer fee.

As stated above, the Company’s transfer agent is:

American Stock Transfer & Trust Company, LLC

6201 15th Avenue
Brooklyn, NY 11219

Tel: 718.921.8206

Fax: 718.765.8711

NO DISSENTERS’ RIGHTS

Under Delaware law, stockholders are not entitled to dissenters’ rights with respect to the transactions described in this Information Statement.

ADDITIONAL INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). Such reports, proxy statements and other information may be inspected at the public reference room of the SEC at 80 F Street, N.E., Washington D.C. 20549. Copies of such material can be obtained from the facility at prescribed rates. Please call the SEC toll free at 1-800-SEC-0330 for information about its public reference room. Because the Company files documents electronically with the SEC, you may also obtain this information by visiting the SEC’s Internet website at http://www.sec.gov.

By Order of the Board of Directors,

_/s/ C.W. GILLULY_____________________________

C.W. Gilluly,

President

Dated: January 14, 2013